EXHIBIT (1)(e)

              Resolution of Board of Directors of Life of Virginia


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              UNANIMOUS WRITTEN CONSENT OF
              THE EXECUTIVE COMMITTEE OF
              THE BOARD OF DIRECTORS OF
              THE LIFE INSURANCE COMPANY OF VIRGINIA

The undersigned, being all of the members of the Executive Committee of the Board of Directors of The Life Insurance Company of Virginia, a Virginia corporation, in lieu of a meeting held for the purpose and pursuant to the provisions of Section 13.1-685 of the Code of Virginia do hereby approve the following resolutions:

WHEREAS, The Executive Committee of the Board of Directors of The Life Insurance Company of Virginia ("Company"), pursuant to the provisions of Section 38.2-3113 of the Code of Virginia, adopted resolutions establishing Life of Virginia Separate Account III ("Separate Account III") on February 10, 1987; and

WHEREAS, The Company wishes to establish two additional investment subdivisions of Separate Account III which will invest in shares of the Corporate Bond Fund portfolio of the Insurance Management Series and the Contrafund Portfolio of the Variable Insurance Products Fund II.

NOW, THEREFORE, BE IT RESOLVED. That the Executive Committee of the Board of Directors of the Company does hereby establish and create the following additional investment subdivisions of Separate Account III will invest in shares of the mutual fund portfolios set forth below:

   INVESTMENT SUBDIVISION              TO BE INVESTED IN
   IMS Corporate Bond                  Insurance Management Series -
                                       Corporate Bond Fund
   FID Contrafund                      Variable Insurance Products Fund II -
                                       Contrafund Portfolio

FURTHER RESOLVED, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements as may be necessary or appropriate to enable such investments to be made, and the Executive Committee hereby ratifies the action of any such officer in executing any such agreement prior to the date of these resolutions; and

FURTHER RESOLVED, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such other documents and do such acts and things as each of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.


/s/WILLIAM D. BALDWIN      11/30/94      /s/ROBERT A. BOWEN          12/1/94
_________________________                _________________________
William D. Baldwin                       Robert A. Bowen

/s/DANIEL T. COX                         /s/SELWYN L. FLOURNOY,JR.  11/29/94
_________________________                _________________________
Daniel T. Cox                            Selwyn L. Flournoy, Jr.

/s/H. GAYLORD HODGES, JR.  11/29/94      /s/LINDA L. LANAM          11/29/94
_________________________                _________________________
H. Gaylord Hodges, Jr.                   Linda L. Lanam

/s/J. GARNETT NELSON        12/1/94      /s/JOHN J. PALMER           12/4/94
_________________________                _________________________
J. Garnett Nelson                        John J. Palmer

/s/PAUL E. RUTLEDGE III     11/9/94
_________________________
Paul E. Rutledge III